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OTTAWA FINANCIAL CORPORATION   245 Central Avenue, Holland, MI
                               49423-3298/(616)393-7000


                                                  [OTTAWA LOGO]

FOR IMMEDIATE RELEASE
August 28, 1997



                         CONTACT:  Douglas J. Iverson, EVP & COO
                                   (616) 393-7002
                                   Jon W. Swets, VP & Treasurer
                                   (616) 393-7115


                 OTTAWA FINANCIAL CORPORATION
               DECLARES STOCK AND CASH DIVISEND

HOLLAND, MICHIGAN, August 28 1997   Ottawa Financial Corporation,
parent corporation to AmeriBank, Holland, Michigan, declared a 10 percent stock dividend payable on September 30, 1997, to shareholders of record on September 12, 1997. This is the first stock dividend declared by the Corporation. Shareholders will receive one share of common stock for each ten shares of stock they hold on the record date.

The Corporation also has declared a cash dividend of $0.10 per share. The dividend will be payable on September 30, 1997, to shareholders of record on September 10, 1997. This represents our twelfth consecutive quarterly dividend since becoming a public company in August 1994. Management does not anticipate reducing the cash dividend next quarter.

AmeriBank now operates 26 retail banking offices located in six counties in Western Michigan. The Corporation had $862.0 million in assets and $75.9 million in stockholders' equity as of June 30, 1997. The Corporation's stock is traded on The Nasdaq National Market under the symbol "OFCP".